CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the use of our report incorporated by reference herein dated October 30, 2012 on the financial statements of Performance Trust Mutual Funds, comprising the Performance Trust Total Return Bond Fund and the Performance Trust Municipal Bond Fund, each a series of Trust for Professional Managers, as of August 31, 2012, and for the periods indicated therein and to the references to our firm in the Prospectus and the Statement of Additional Information in this Post-Effective Amendment to Performance Trust Mutual Funds’ Registration Statement on Form N-1A.

Cohen Fund Audit Services, Ltd.
Cleveland, Ohio
November 26, 2012

Registered with the Public Company Accounting Oversight Board